Exhibit 4.12

SECURITY AGREEMENT

THIS SECURITY AGREEMENT, dated as of November 12, 2024 (this “Security Agreement”), among each Guarantor listed on the signature pages hereto or that becomes a party hereto pursuant to Section 8.14 (each such Guarantor being a “Grantor” and, collectively, the “Grantors”), and The Bank of New York Mellon Trust Company, N.A., solely in its capacity as collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”) for the benefit of the Secured Parties under the Indenture (each, as defined below).

W I T N E S S E T H:

WHEREAS, the Grantors are party to that certain Indenture, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Indenture”), among, inter alios, EchoStar Corporation (the “Issuer”), the Grantors, the Collateral Agent and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee (in such capacity, the “Trustee”);

WHEREAS, pursuant to the Indenture, the Issuer has issued 10.75% Senior Spectrum Secured New Notes due 2029 (the “Notes”) upon the terms and subject to the conditions set forth therein; and

WHEREAS, pursuant to the Indenture, each Grantor party thereto has agreed to unconditionally and irrevocably guarantee, as primary obligor and not merely as surety, to the Collateral Agent for the benefit of the Secured Parties the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations.

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent and the Trustee to enter into the Indenture and to induce the Holders to acquire their respective Notes under the Indenture, the Grantors hereby agree with the Collateral Agent, for the benefit of the Secured Parties, as follows:

1.            Defined Terms.

(a)          Unless otherwise defined herein, terms defined in the Indenture and used herein shall have the meanings given to them in the Indenture.

(b)          The following terms shall have the following meanings:

“Collateral” shall have the meaning provided in Section 2.

“Collateral Agent” shall have the meaning provided in the preamble hereto.

“Excluded Property” shall mean (a) any permit or license issued by a governmental authority or otherwise to any Grantor or any agreement to which such Grantor is a party or in which it has an interest, in each case, only to the extent and for so long as (i) the terms of such permit, license or agreement or any requirement of law applicable thereto, prohibit the creation by such Grantor of a security interest in such permit, license or agreement in favor of the Collateral Agent, (ii) the terms of such permit, license or agreement require any consent not obtained thereunder in order for such Grantor to create a security interest therein or (iii) the creation by such Grantor of a security interest in such permit, license or agreement would constitute or result in the abandonment, invalidation or unenforceability of such permit, license or agreement or breach of, termination of or default under such permit, license or agreement, in each case pursuant to the terms thereof (after giving effect to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity), in such case, other than as set forth in Section 8.17, (b) any property or asset only to the extent and for so long as the grant of a security interest in such property or asset is prohibited by any applicable law, requires a consent not obtained of any governmental authority pursuant to applicable law (other than as set forth in Section 8.17) or requires any other consent pursuant to applicable law not obtained in order for such Grantor to create a security interest therein and (c) for the avoidance of doubt, any 700 MHz spectrum license, H Block spectrum license and CBRS spectrum license issued by the FCC and held by any Grantor; provided that, Excluded Property shall not include any Proceeds, substitutions or replacements of any Excluded Property referred to in clauses (a), (b) or (c) (unless such Proceeds, substitutions or replacements would constitute Excluded Property referred to in clauses (a) to (c) of this definition).

“FCC” means the Federal Communications Commission, including without limitation a bureau or division thereof acting under delegated authority, and any substitute or successor agency.

“FCC Licenses” means the licenses, authorizations and permits for wireless terrestrial service, including without limitation commercial mobile service, issued by the FCC as set forth on Schedule 1 hereto.

“Grantors” shall have the meaning provided in the preamble hereto.

“Intercreditor Agreement” shall have the meaning provided in the Indenture.

“Proceeds” shall mean all “proceeds” as such term is defined in Article 9 of the UCC.

“Secured Obligations” means the Notes Obligations.

“Secured Parties” means the Collateral Agent, the Trustee and the holders of the First Lien Obligations (as defined in the Indenture) incurred pursuant to the Indenture and the EchoStar New Notes Documents (as defined in the Indenture).

“Security Agreement” shall have the meaning provided in the preamble hereto.

“Security Interests” shall have the meaning provided in Section 2.

“Termination Date” shall have the meaning provided in Section 6.5(a).

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of any provisions of law, any of the attachment, perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

(c)            The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Security Agreement shall refer to this Security Agreement as a whole and not to any particular provision of this Security Agreement, and Section, subsection, clause and Schedule references are to this Security Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(d)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)          Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

(f)          Section 1.01 of the Indenture is incorporated herein by reference, mutatis mutandis.

2.            Grant of Security Interest.

(a)          Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a lien on and security interest in (the “Security Interest”) all of such Grantor’s right, title and interest in, to and under the following, whether now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations:

(i)           to the maximum extent permitted by law, all rights of each Grantor against third parties, in each case, in, under or relating to the FCC Licenses and the proceeds of any FCC Licenses, subject to Section 8.17; provided that, such security interest does not include at any time any FCC Licenses to the extent (but only to the extent) that at such time the Collateral Agent may not validly possess a security interest therein pursuant to the Communications Act of 1934, as amended, and the regulations promulgated thereunder, as in effect at such time, but such security interest does include, to the maximum extent permitted by law, all rights against third parties incident to the FCC Licenses, subject to Section 8.17, and the right to receive all proceeds derived from or in connection with the sale, assignment or transfer of the FCC Licenses; and

(ii)          to the extent not otherwise included in clause (i) above, all Proceeds and products of any or all of the foregoing;

provided, that the Collateral (and any defined term used in the definition thereof) for any Secured Obligations shall not include Excluded Property.

(b)          Each Grantor shall file or record (or cause to be filed or recorded) financing statements, amendments to financing statements and, with notice to the applicable Grantors, other filing or recording documents or instruments with respect to the Collateral in such form and in such offices necessary to perfect the Security Interests of the Collateral Agent under this Security Agreement. Each Grantor shall, at any time and from time to time, file (or cause to be filed) continuation statements with respect to previously filed financings statements in such form and in such offices as necessary to maintain the perfection of the Security Interests of the Collateral Agent under this Security Agreement. The applicable Grantor shall deliver to the Collateral Agent a file stamped copy of each such financing statement, amendment or continuation statement with respect thereto, or other filing or recording document or instrument with respect to the Collateral. Notwithstanding the foregoing, the Collateral Agent is authorized to make all such required filings, but shall have no obligation to make such filings.

(c)            Notwithstanding anything to the contrary herein, no Grantor shall be required to perfect the Security Interests granted by this Security Agreement by any means other than by filings pursuant to the UCC of the relevant State(s). Except as set forth in the immediately preceding sentence, no additional actions shall be required hereunder with respect to any assets that are located outside of the United States or assets that require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets; it being understood, for the avoidance of doubt, that there shall be no requirement to execute any security agreement or pledge agreement governed by the laws of any non-U.S. jurisdiction. No Grantor shall be required hereunder to execute any control agreements or to deliver landlord lien waivers, estoppels or collateral access letters.

Subject to the limitations contained herein and in the Indenture, each Grantor hereby agrees to provide to the Collateral Agent, promptly upon request, any information reasonably necessary to effectuate the filings or recordings authorized by this Section 2(b) and, promptly upon such Grantor receiving evidence of any such filings or recordings, copies of any such filings or recording.

The Security Interests are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral, unless the Collateral Agent has, by written instrument, expressly assumed such obligations or liabilities and released the Grantors from such obligations and liabilities.

3.            Representations and Warranties.

Each Grantor hereby represents and warrants to the Collateral Agent and each Secured Party on the date hereof that:

3.1          Title; No Other Liens. Except for (a) the Security Interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Security Agreement and (b) the Liens permitted by the Indenture, such Grantor owns, or has valid leaseholds in or the right to use, each item of the Collateral free and clear of any and all Liens.

3.2          Perfected Liens.

(a)          This Security Agreement is effective to create in favor of the Collateral Agent, for its benefit and for the benefit of the Secured Parties, legal, valid and enforceable Security Interests in the Collateral, except as enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general equitable principles and principles of good faith and fair dealing.

(b)          Subject to the limitations set forth in Section 2(c), the Security Interests granted pursuant to this Security Agreement (i) will constitute valid and perfected Security Interests in the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, as collateral security for the Secured Obligations, upon the filing in the applicable filing offices of all financing statements, in each case, naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral, in each case, to the extent perfection may be obtained by such filings, and (ii) are prior to all other Liens on the Collateral other than Liens that are not prohibited by the Indenture.

3.3          Schedules

(a)          As of the Issue Date, Schedule 1 sets forth a true and complete list of all of each Grantor’s FCC Licenses.

(c)          As of the Issue Date, (A) Schedule 2(a) sets forth, with respect to each Grantor, (i) its exact legal name, as such name appears in its respective certificate of incorporation or formation or any other organizational document filed in its jurisdiction of incorporation, formation or organization, (ii) its type of organization, (iii) its organizational identification number, if any, (iv) its jurisdiction of formation and (v) the address of its chief executive office, (B) Schedule 2(b) sets forth (w) any other corporate or organizational legal names each Grantor has had, together with the date of the relevant change, (x) all other names used by each Grantor, (y) any other business or organization to which each Grantor became the successor by merger, consolidation or acquisition (other than any merger or consolidation with, or acquisition from, any other Grantor), and any changes in the form, nature or jurisdiction of organization or otherwise, and (z) all other names used by each Grantor on any filings with the Internal Revenue Service, in the case of each of clauses (w) through (z), at any time in the past five years and (C), except as set forth in Schedule 2(c), no Grantor has changed is jurisdiction of organization at any time during the past four months.

4.            Covenants.

Each Grantor hereby covenants and agrees with the Collateral Agent and the Secured Parties that, from and after the date of this Security Agreement until the Termination Date:

4.1          Maintenance of Perfected Security Interest; Further Documentation.

(a)          Except as otherwise permitted in the Indenture or the applicable Intercreditor Agreement, such Grantor shall maintain the Security Interest created by this Security Agreement as a perfected Security Interest having at least the priority described in Section 3.2(b) and shall use commercially reasonable efforts to defend such Security Interest against the material claims and demands of all Persons (except to the extent that the Grantors determine in good faith that the cost of such defense is excessive in relation to the benefit to the Holders of the security interest and priority), in each case other than a Security Interest in assets of such Grantor subject to a disposition that is not prohibited by the Indenture to a Person that is not a Guarantor, and in each case subject to Section 2(c).

(b)          [Reserved].

(c)          [Reserved].

(d)            Subject to the terms and limitations of Section 4.12 of the Indenture, clause (e) below, Section 2(c) and Section 4.1(a), each Grantor agrees that at any time and from time to time, at the expense of such Grantor, it will execute or otherwise authorize the filing of any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which are necessary or may be required under any applicable law, or which, subject to the terms of any Intercreditor Agreement then in effect, the Collateral Agent may reasonably request, in order (i) to grant, preserve, protect and perfect the validity and priority of the Security Interests created or intended to be created hereby or (ii) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral, including the filing of any financing or continuation statements under the UCC in effect in any jurisdiction with respect to the Security Interests created hereby, all at the expense of such Grantor. Each Grantor hereby irrevocably authorizes the Collateral Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file or record financing statements, amendments to financing statements and, with notice to the applicable Grantor, other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the Security Interest of the Collateral Agent under this Security Agreement; provided, however, that the Collateral Agent shall have no obligation to make such filings.

(e)          Notwithstanding anything in this Section 4.1 to the contrary, (i) with respect to any assets acquired by such Grantor after the date hereof that are required by the Indenture to be subject to the Lien created hereby or (ii) with respect to any Person that, subsequent to the date hereof, becomes a Guarantor that is required by the Indenture to become a party hereto, the relevant Grantor after the acquisition or creation thereof shall promptly take all actions required by the Indenture and this Section 4.1.

(f)           [Reserved].

(g)          [Reserved].

4.2            Changes in Locations, Name, etc. Each Grantor will furnish to the Collateral Agent within 15 days of such change a written notice of any change (i) in its legal name, (ii) in its jurisdiction of organization or, if not a registered organization, location for purposes of the UCC, (iii) in its type of organization or corporate structure which would impair the perfection and priority of the Security Interest granted hereby; or (iv) in its organizational identification number (if any). Each Grantor agrees promptly to take all action reasonably necessary to maintain the perfection and priority of the Security Interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral and, subject to Section 2(c), take all other action reasonably necessary to maintain the perfection and priority of the Security Interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral.

5.            Remedial Provisions.

5.1          Intellectual Property License. Each Grantor hereby grants to the Collateral Agent, to be exercised solely upon the occurrence and during the continuance of an Event of Default, subject to the terms of any Intercreditor Agreement then in effect, solely for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Article 5, and solely to the extent such grant would not constitute or result in the abandonment, termination, acceleration, invalidation of or rendering unenforceable any right, title or interest therein or result in a breach of the terms of, or constitute a breach or default under such intellectual property, a non-exclusive, fully paid-up, royalty-free, worldwide license to use, license or sublicense (on a non-exclusive basis) any intellectual property now owned or hereafter acquired by such Grantor (subject to the rights of any person or entity under any preexisting license or other agreement); provided, however, that nothing in this Section 5.1 shall require any Grantor to grant any license that is prohibited by any rule of law, statute or regulation or is prohibited by, or constitutes a breach of default under or results in the termination of or gives rise to any right of acceleration, modification or cancellation under any contract, license, agreement, instrument or other document evidencing, giving rise to a right to use or theretofore granted with respect to such property, provided, further, that such licenses to be granted hereunder with respect to any trademarks owned or hereafter acquired by a Grantor shall be subject to reasonable quality control standards applicable to each such trademark as in effect as of the date such licenses hereunder are granted. Any license granted pursuant to this Section 5.1 shall be exercisable solely during the continuance of an Event of Default.

5.2          [Reserved].

5.3          Proceeds to be Turned Over To Collateral Agent. If an Event of Default shall have occurred and be continuing, subject to the terms of any Intercreditor Agreement then in effect, all Proceeds received by any Grantor consisting of cash, checks, cash equivalents and any other near cash items shall be held by such Grantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Grantor, and, subject to any Intercreditor Agreement then in effect, shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent (or by such Grantor in trust for the Collateral Agent and the Secured Parties) as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 5.4.

5.4          Application of Proceeds. Subject to the Intercreditor Agreements then in effect, the Collateral Agent shall apply the proceeds of any collection or sale of the Collateral as well as any Collateral consisting of cash, at any time after receipt in the order set forth in Section 6.10 of the Indenture. If, despite the provisions of this Security Agreement, any Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Secured Obligations to which it is then entitled in accordance with this Security Agreement, such Secured Party shall hold such payment or other recovery in trust for the benefit of all Secured Parties hereunder for distribution in accordance with this Section 5.4.

5.5          Code and Other Remedies. Subject to the terms of any Intercreditor Agreement then in effect, if an Event of Default shall occur and be continuing, and after giving prior notice to any applicable Grantor, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) or any other applicable law. Without limiting the generality of the foregoing, the Collateral Agent may, upon prior notice to the relevant Grantor, sell the Collateral or any part thereof in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Secured Party or elsewhere for cash or on credit or for future delivery at any such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of such Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Collateral Agent shall have the right (but not the obligation) to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent and any Secured Party shall have the right (but not the obligation) upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, and the Collateral Agent or such Secured Party may pay the purchase price by crediting the amount thereof against the Secured Obligations. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Grantor hereby waives any claim against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent, at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.5 in accordance with the provisions of Section 5.4. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Security Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.

5.6          Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and any amounts required to be paid to the Collateral Agent or the Trustee to collect such deficiency pursuant to Section 7.07 of the Indenture.

5.7          Amendments, etc. with Respect to the Secured Obligations; Waiver of Rights. Each Grantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Grantor and without notice to or further assent by any Grantor, (a) any demand for payment of any of the Secured Obligations made by the Collateral Agent or any other Secured Party may be rescinded by such party and any of the Secured Obligations continued, (b) the Secured Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party, (c) the Indenture and any other documents executed and delivered in connection therewith may, in accordance with Article 9 of the Indenture, be amended, modified, supplemented or terminated, in whole or in part and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for this Security Agreement or any property subject thereto. When making any demand hereunder against any Grantor, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on any Grantor or any other Person, and any failure by the Collateral Agent or any other Secured Party to make any such demand or to collect any payments from any Grantor or any other Person or any release of any Grantor or any other Person shall not relieve any Grantor in respect of which a demand or collection is not made or any Grantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any Grantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

6.            The Collateral Agent.

6.1          Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a)          Each Grantor hereby appoints, which appointment is irrevocable and coupled with an interest, and shall automatically terminate with respect to such Grantor on the Termination Date or, if sooner, upon the termination or release of such Grantor hereunder pursuant to Section 6.5, the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, for the purpose of carrying out the terms of this Security Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or advisable to accomplish the purposes of this Security Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, either in the Collateral Agent’s name or in the name of such Grantor or otherwise, without assent by such Grantor, to do any or all of the following, in each case of this clause (a), after the occurrence and during the continuation of an Event of Default and after written notice by the Collateral Agent to any applicable Grantor of its intent to do so:

(i)           take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due with respect to any such Collateral whenever payable;

(ii)          [reserved];

(iii)         upon at least three Business Days’ prior written notice, pay or discharge taxes and Liens levied or placed on or threatened against the Collateral (other than taxes not required to be discharged under the Indenture and other than Permitted Liens);

(iv)         execute, in connection with any sale provided for in Section 5.5, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;

(v)          obtain, pay and adjust insurance required to be maintained by such Grantor pursuant to the requirements under the Indenture;

(vi)         direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct;

(vii)        ask or demand for, collect and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral;

(viii)       commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral;

(ix)         defend any suit, action or proceeding brought against such Grantor with respect to any Collateral (with such Grantor’s consent (not to be unreasonably withheld or delayed) to the extent such Grantor has determined in good faith (and promptly notified the Collateral Agent of such determination) that such action or its resolution could materially affect such Grantor or any of its Affiliates in any manner other than with respect to its continuing rights in such Collateral);

(x)          settle, compromise or adjust any such suit, action or proceeding with respect to the Collateral and, in connection therewith, give such discharges or releases (with such Grantor’s consent (not to be unreasonably withheld or delayed) to the extent such Grantor has determined in good faith (and promptly notified the Collateral Agent of such determination) that such action or its resolution could materially affect such Grantor or any of its Affiliates in any manner other than with respect to its continuing rights in such Collateral); and

(xi)         generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things that the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the Secured Parties’ Security Interests therein and to effect the intent of this Security Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 6.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) unless an Event of Default shall have occurred and be continuing and after the expiration of any notice periods otherwise required hereunder or under the Indenture.

(b)          Subject to any limitations of the Collateral Agent to take actions as set forth in clause (a), if any Grantor fails to perform or comply with any of its agreements contained herein within a reasonable period of time after the Collateral Agent has requested it to do so, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)          Each Grantor, jointly and severally, shall pay compensation to, reimburse expenses of and indemnify the Collateral Agent in accordance with Section 7.07 of the Indenture.

(d)          Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Security Agreement are coupled with an interest and are irrevocable until this Security Agreement is terminated and the Security Interests created hereby are released.

6.2           Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the Secured Parties hereunder are solely to protect the Collateral Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own respective gross negligence or willful misconduct as determined in a final non-appealable judgment of a court of competent jurisdiction. The Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Grantor in connection therewith, nor shall the Collateral Agent be responsible or liable to the Holders for any failure to monitor or maintain any portion of the Collateral.

6.3          Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Security Agreement with respect to any action taken or omission by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Security Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by any Intercreditor Agreement then in effect and the Indenture, and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the applicable Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

6.4          Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest and all obligations of the Grantors hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Indenture, any other EchoStar New Notes Documents, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Indenture, any other EchoStar New Notes Document, or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations, or (d) any other circumstance (other than a defense of payment or performance) that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Security Agreement.

6.5          Continuing Security Interest; Assignments Under the Indenture; Release.

(a)          This Security Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Grantor and the successors and assigns thereof and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors, endorsees, transferees and assigns permitted under the Indenture until the date on which all Secured Obligations (other than any contingent indemnity obligations for which no claim or demand for payment has been made or is not then due) shall have been satisfied by payment in full (such date, the “Termination Date”), notwithstanding that from time to time during the term of the Indenture, a Guarantor may be free from any Secured Obligations.

(b)          A Grantor shall automatically be released from its obligations hereunder and the Collateral of such Grantor shall be automatically released as it relates to the Secured Obligations upon ceasing to be a Guarantor in accordance with Section 11.04 of the Indenture. Any such release in connection with any sale, transfer or other disposition of such Collateral permitted under the Indenture to (a) a Person other than an Affiliate of such Grantor or (b) a Spectrum Joint Venture shall, subject to the provisions of the Intercreditor Agreements then in effect, result in such Collateral being sold, transferred or disposed of, as applicable, free and clear of the Lien and Security Interest created hereby.

(c)          The Security Interest granted hereby in any Collateral shall automatically be released as it relates to the Secured Obligations (i) to the extent provided in Section 11.04 of the Indenture and (ii) upon the effectiveness of any written consent to the release of the Security Interest granted hereby in such Collateral pursuant to Section 9.02 of the Indenture.

(d)          In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Collateral Agent shall execute and deliver to any Grantor or authorize the filing of, at such Grantor’s expense, all documents that such Grantor shall reasonably request in writing to evidence such termination or release subject to, if reasonably requested by the Collateral Agent and subject to the provisions of Section 11.04 of the Indenture, the Collateral Agent’s receipt of an Officer’s Certificate of the Grantors stating that such transaction is authorized or permitted by and in compliance with the covenants and conditions of the Indenture. Any execution and delivery of documents pursuant to this Section 6.5 shall be without recourse to or representation or warranty by the Collateral Agent.

6.6          Reinstatement. Each Grantor further agrees that, if any payment made by any Guarantor or other Person and applied to the Secured Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the Proceeds of Collateral are required to be returned by any Secured Party to such Person, its estate, trustee, receiver or any other Person, including any Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender, such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Grantor in respect of the amount of such payment.

7.            Collateral Agent As Agent.

(a)          The Bank of New York Mellon Trust Company, N.A. has been appointed to act as the Collateral Agent under the Indenture, by the Issuer under the Indenture and, by their acceptance of the Notes, the Holders. The Collateral Agent shall have the right (but not the obligation) hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Security Agreement and the Indenture; provided, that the Collateral Agent shall exercise, or refrain from exercising, any remedies provided for in Section 5 in accordance with the written instructions of Holders of a majority of the aggregate outstanding amount of Notes. In furtherance of the foregoing provisions of this Section 7(a), each Secured Party, by its acceptance of the Notes, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, except to the extent specifically set forth in the Indenture, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the ratable benefit of the Secured Parties in accordance with the terms of this Section 7(a). Each Secured Party, by its acceptance of the benefits hereof, agrees that any action taken by the Collateral Agent in accordance with the provisions of the Indenture and this Security Agreement, and the exercise by the Collateral Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized and binding upon all Secured Parties.

(b)          The Collateral Agent shall at all times be the same Person that is the Collateral Agent under the Indenture. Written notice of resignation by the Collateral Agent pursuant to Section 7.08 of the Indenture shall also constitute notice of resignation as Collateral Agent under this Security Agreement; removal of the Collateral Agent shall also constitute removal under this Security Agreement; and appointment of a successor Collateral Agent pursuant to Section 7.08 of the Indenture shall also constitute appointment of a successor Collateral Agent under this Security Agreement. Upon the acceptance of any appointment as Collateral Agent under Section 7.08 of the Indenture by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Security Agreement, and the retiring or removed Collateral Agent under this Security Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Security Agreement and (ii) authorize the successor Collateral Agent to file amendments to financing statements and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the Security Interests created hereunder, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Security Agreement. After any retiring or removed Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Security Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Security Agreement while it was Collateral Agent hereunder.

(c)          Neither the Collateral Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be liable to any party for any action taken or omitted to be taken by any of them under or in connection with this Security Agreement or any Security Document (except for its or such other Person’s own gross negligence or willful misconduct, as determined in a final non-appealable judgment of a court of competent jurisdiction).

8.            Miscellaneous.

8.1          Intercreditor Agreements. Notwithstanding anything herein to the contrary, the Liens and Security Interests granted to the Collateral Agent pursuant to this Security Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of any Intercreditor Agreement then in effect. In the event of any conflict between the terms of any Intercreditor Agreement then in effect and this Security Agreement, the terms of such Intercreditor Agreement shall govern and control (other than with respect to the Trustee’s and the Collateral Agent’s own rights, protections, indemnities, privileges and immunities solely for its own benefit for which the Indenture shall control). No right, power or remedy granted to the Collateral Agent hereunder shall be exercised by the Collateral Agent, and no direction shall be given by the Collateral Agent, in contravention of any such Intercreditor Agreement.

8.2          Amendments in Writing. None of the terms or provisions of this Security Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Grantor and the Collateral Agent in accordance with Article 9 of the Indenture.

8.3          Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.02 of the Indenture. All communications and notices hereunder to any Grantor shall be given to it in care of the Grantors at the Grantors’ addresses set forth in Section 13.02 of the Indenture.

8.4          No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 8.2), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.5          Enforcement Expenses; Indemnification. Each Grantor, jointly and severally, shall pay compensation to, reimburse expenses of and indemnify the Collateral Agent and the Trustee in accordance with Section 7.07 of the Indenture. The agreements in this Section 8.5 shall survive repayment of the Secured Obligations and all other amounts payable under the Indenture, the termination of this Security Agreement, the resignation or removal of the Collateral Agent or the Trustee, and the satisfaction and discharge of the Indenture.

8.6          Successors and Assigns. The provisions of this Security Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Grantor may assign, transfer or delegate any of its rights or obligations under this Security Agreement without the prior written consent of the Collateral Agent, acting at the written direction of the Holders of a majority of the aggregate outstanding amount of Notes, or as otherwise permitted by the Indenture.

8.7          Counterparts. This Security Agreement may be executed by one or more of the parties to this Security Agreement on any number of separate counterparts (including by electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.8          Severability. Any provision of this Security Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9          Section Headings. The Section headings used in this Security Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10          Integration. This Security Agreement, together with the Indenture, each Intercreditor Agreement and each other EchoStar New Notes Documents represents the agreement of each of the Grantors with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth herein or therein.

8.11          GOVERNING LAW. THIS SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12        Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:

(a)          submits for itself and its property in any legal action or proceeding relating to this Security Agreement to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b)          consents that any such action or proceeding may be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address referred to in Section 8.3 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

(d)          agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Grantor in any other jurisdiction; and

(e)          (other than the Trustee and the Collateral Agent) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.12 any special, exemplary, punitive or consequential damages.

8.13        Acknowledgments. Each party hereto hereby acknowledges that:

(a)          it has been advised by counsel in the negotiation, execution and delivery of this Security Agreement;

(b)          neither the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Security Agreement, the Indenture or any Intercreditor Agreement, and the relationship between the Grantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)          no joint venture is created hereby or otherwise exists by virtue of the transactions contemplated hereby among the Holders and any other Secured Party or among the Grantors and the Holders and any other Secured Party.

8.14        Additional Grantors. Each Guarantor that is required to become a party to this Security Agreement pursuant to Section 4.15 of the Indenture shall become a Grantor, with the same force and effect as if originally named as a Grantor herein, for all purposes of this Security Agreement, upon execution and delivery by such Guarantor of a written supplement substantially in the form of Annex A hereto. The execution and delivery of any instrument adding an additional Grantor as a party to this Security Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

8.15         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SECURITY AGREEMENT, AND FOR ANY COUNTERCLAIM THEREIN.

8.16        Concerning the Collateral Agent. The Bank of New York Mellon Trust Company, N.A. is entering into this Security Agreement not in its individual capacity, but solely in its capacity as Collateral Agent under the Indenture. In acting hereunder, the Collateral Agent shall be entitled to all of the rights, privileges, protections, immunities and indemnities granted to the Collateral Agent under the Indenture as if such rights, privileges, protections, immunities and indemnities were set forth herein. The Collateral Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Security Agreement or for or in respect of the recitals contained herein, all of which recitals are made solely by the Grantors. The Collateral Agent, when making any determination or granting any approval under the terms of this Security Agreement shall be entitled to act upon the instructions of Holders of a majority of the aggregate outstanding amount of Notes and shall not be required to make any such determination or grant any such approval until it has received such instructions. In furtherance, and not in limitation, of the foregoing:

(i)            The Collateral Agent shall be entitled to conclusively rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it (who may be counsel to one or more Grantors). The Collateral Agent shall not be deemed to have actual, constructive, direct or indirect knowledge or notice of the occurrence of any Default or Event of Default unless and until the Collateral Agent has received written notice from a Secured Party, an Authorized Representative or the Issuer referring to the applicable Secured Agreement, describing such Default or Event of Default and stating that it is a “notice of default” or a “notice of event of default,” setting forth in reasonable detail the facts and circumstances thereof and stating that the Collateral Agent may conclusively rely on such notice without further inquiry. The Collateral Agent shall have no obligation or duty prior to or after receiving any such notice to inquire whether a Default or Event of Default has in fact occurred and shall be entitled to conclusively rely, and shall be fully protected in so relying, on any such notice furnished to it.

(ii)          The Collateral Agent shall not be liable or responsible to any party for any failure by a Grantor to maintain a perfected security interest in such Grantor’s property constituting Collateral.

(iii)         The parties hereto agree that the Collateral Agent shall have no obligation to request any action or document or exercise any discretion provided for hereunder.

(iv)         For the avoidance of doubt, the Collateral Agent shall act only within the United States, and shall not be subject to any foreign law, be required to act in any jurisdiction located outside the United States or be required to execute any foreign law governed document.

(v)          In no event shall the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, epidemics or pandemics, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(vi)         In no event shall the Collateral Agent be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(vii)        For the avoidance of doubt, notwithstanding any provision hereof, the Collateral Agent shall not be responsible for (1) perfecting, maintaining, monitoring, preserving or protecting the Security Interest or Liens granted hereunder or under the Indenture, any other Security Documents or any agreement or instrument contemplated hereby or thereby, (2) the filing, refiling, recording, re-recording or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (3) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to the Collateral, the actions described in clauses (1) through (3) hereof being the sole responsibility of the Grantors.

(viii)       The Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Collateral Agent. The Collateral Agent shall not be responsible for the validity or sufficiency of the Collateral or this Security Agreement, or for the validity of the title of any Grantor to the Collateral, or for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Security Agreement or of any of the Security Documents or the Indenture by the Issuer or the Guarantors.

(ix)          The Collateral Agent shall not assume, be responsible for or otherwise be obligated for (and the Grantors, jointly and severally, hereby agree to indemnify the Collateral Agent for, and hold it harmless from), any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law or as a result of release or threatened release of hazardous material, as a result of this Security Agreement, the Indenture or any other Security Document.

8.17        FCC Matters. (a) Notwithstanding anything herein to the contrary, the Collateral Agent, on behalf of the Secured Parties, agrees that to the extent prior FCC approval is required pursuant to communications laws for (i) the operation and effectiveness of any grant, right or remedy hereunder or under any other Security Document or (ii) taking any action that may be taken by the Collateral Agent hereunder or under the other Security Documents, such grant, right, remedy or actions will be subject to such prior FCC approval having been obtained by or in favor of the Collateral Agent, on behalf of the Secured Parties. Notwithstanding anything herein to the contrary, the Collateral Agent, on behalf of the Secured Parties, acknowledges that, to the extent required by the FCC, the voting rights in the applicable pledged securities, as well as de jure, de facto and negative control over all FCC Licenses, shall remain with the applicable Grantors even in the event of an Event of Default until the FCC shall have given its prior consent to the exercise of securityholder rights by a purchaser at a public or private sale of the applicable pledged securities or to the exercise of such rights by a receiver, trustee, conservator or other agent duly appointed in accordance with the applicable law. The Grantors shall, upon the occurrence and during the continuance of an Event of Default and after thirty (30) days’ notice for the opportunity to cure such Event of Default, at the Collateral Agent’s request (acting at the written request of the Required Holders), file or cause to be filed such applications for approval and shall take such other actions reasonably required by the Collateral Agent, as directed by the Required Holders pursuant to this Security Agreement, to obtain such FCC approvals or consents as are necessary to transfer ownership and control to the Collateral Agent, on behalf of the Secured Parties, or their successors, assigns or designees, of the FCC Licenses held by the applicable Grantors. To enforce the provisions of this subsection, and if Grantors do not timely file or cause to be filed the required applications for FCC approval, the Collateral Agent is empowered, at the written direction of the Required Holders, and subject to the Collateral Agent’s rights hereunder and under the Indenture, to request the appointment of a receiver from any court of competent jurisdiction. Such receiver shall be instructed to seek from the FCC an involuntary transfer of control of any such FCC License for the purpose of seeking a bona fide purchaser to whom control will ultimately be transferred. Upon the occurrence and during the continuance of an Event of Default and after thirty (30) days’ notice for the opportunity to cure such Event of Default, at the Collateral Agent’s request (acting at the written request of the Required Holders), the Grantors shall further use their reasonable best efforts to assist in obtaining approval of the FCC, if required, for any action or transactions contemplated hereby, including, without limitation, the preparation, execution and filing with the FCC of the assignor’s or transferor’s portion of any application for consent to the assignment of any FCC License or transfer of control necessary or appropriate under the FCC’s rules and regulations for approval of the transfer or assignment of any portion of the Collateral, together with any FCC License or other authorization.

(b) The Grantors acknowledge that the assignment or transfer of such FCC Licenses is integral to the Secured Parties’ realization of the value of the Collateral, that there is no adequate remedy at law for failure by the applicable Grantors to comply with the provisions of this section and that such failure would not be adequately compensable in damages, and therefore agree that this section may be specifically enforced.

(c) Notwithstanding anything herein or in any other Security Document to the contrary, neither the Collateral Agent nor any other Secured Party shall, without first obtaining the approval of the FCC, take any action hereunder or under any other Security Document that would constitute or result in any assignment of an FCC License or any change of control of any Grantor if such assignment or change of control would require the approval of the FCC under applicable law (including FCC rules and regulations).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has caused this Security Agreement to be duly executed and delivered as of the date first above written.

NORTHSTAR WIRELESS, LLC

By:	/s/ Paul W. Orban
Name:	Paul W. Orban
Title:	Treasurer

SNR WIRELESS LICENSECO, LLC

By:	/s/ Paul W. Orban
Name:	Paul W. Orban
Title:	Treasurer

DBSD CORPORATION

By:	/s/ Paul W. Orban
Name:	Paul W. Orban
Title:	Chief Financial Officer

GAMMA ACQUISITION L.L.C.

By:	/s/ Paul W. Orban
Name:	Paul W. Orban
Title:	Treasurer

[Signature Page to Security Agreement (New Notes)]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as the Collateral Agent

By:	/s/ April Bradley
Name: April Bradley
Title: Vice President

[Signature Page to Security Agreement (New Notes)]

ANNEX A TO THE
SECURITY AGREEMENT

SUPPLEMENT NO. [___] dated as of [___], 20[__] (this “Supplement”), to the Security Agreement dated as of November 12, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), among each of the Guarantors listed on the signature pages thereto or that becomes a party thereto pursuant to Section 8.14 thereof (each such Guarantor being a “Grantor” and, collectively, the “Grantors”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., solely in its capacity as collateral agent (in such capacity, the “Collateral Agent”) for the benefit of the Secured Parties.

A.           Reference is made to the Indenture, dated as of November 12, 2024 (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Indenture”), among, inter alios, EchoStar Corporation (the “Issuer”), the Grantors, the Collateral Agent and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee.

B.           Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement.

C.           The Grantors have entered into the Security Agreement in order to induce the Collateral Agent and the Trustee to enter into the Indenture and to induce the Holders to acquire their respective Notes under the Indenture.

D.           Section 4.15 of the Indenture and Section 8.14 of the Security Agreement provide that each Guarantor that is required to become a party to the Security Agreement pursuant to Section 4.15 of the Indenture shall become a Grantor, with the same force and effect as if originally named as a Grantor therein, for all purposes of the Security Agreement upon execution and delivery by such Guarantor of an instrument in the form of this Supplement. Each undersigned Guarantor (each a “New Grantor”) is executing this Supplement in accordance with the requirements of the Security Agreement to become a Grantor under the Security Agreement.

Accordingly, the Collateral Agent and the New Grantors agree as follows:

SECTION 1.       In accordance with Section 8.14 of the Security Agreement, each New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and each New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, each New Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a Security Interest in all of such New Grantor’s Collateral whether now or hereafter existing or in which it now has or hereafter acquires an interest, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations. Each reference to a “Grantor” in the Security Agreement shall be deemed to include each New Grantor. The Security Agreement is hereby incorporated herein by reference.

SECTION 2.       Each New Grantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general equitable principles and principles of good faith and fair dealing.

SECTION 3.       This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by email or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Supplement shall become effective as to each New Grantor when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such New Grantor and the Collateral Agent.

SECTION 4.       Each New Grantor hereby represents and warrants that (a) as of the date hereof, set forth on Schedule I hereto is (i) its exact legal name, as such name appears in its respective certificate of incorporation or formation or any other organizational document filed in its jurisdiction of incorporation, formation or organization, (ii) its type of organization, (iii) its organizational identification number, if any, (iv) its jurisdiction of formation and (v) the address of its chief executive office and (b) as of the date hereof (i) Schedule II hereto lists all the licenses, authorizations and permits for wireless terrestrial service, including without limitation commercial mobile service, issued by the FCC that are held by such New Grantor.

SECTION 5.       Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6.      THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 7.        Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Security Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8.       All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.02 of the Indenture. All communications and notices hereunder to any Grantor shall be given to it in care of the Grantors at the Grantors’ addresses set forth in Section 13.02 of the Indenture.

SECTION 9.       The Collateral Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplement or for or in respect of the recitals contained herein, all of which recitals are made solely by the Grantors.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each New Grantor and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR], as the New Grantor

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as the Collateral Agent

By:
Name:
Title:

SCHEDULE I
TO SUPPLEMENT NO. [__] TO THE
SECURITY AGREEMENT

Legal Name	Jurisdiction of Incorporation or Organization	Type of Organization or Corporate Structure	Organizational Identification Number

SCHEDULE II
TO SUPPLEMENT NO. [__] TO THE
SECURITY AGREEMENT

FCC LICENSES